                                                                                Exhibit 99.1

United Rentals Announces First Quarter 2006 Results and Raises 2006 Outlook

GREENWICH, Conn. - May 9, 2006 - United Rentals, Inc. (NYSE: URI) today announced first quarter 2006 diluted earnings per share of $0.19, an increase of 73% compared with $0.11 for the first quarter 2005. Net income increased 67% to $20 million for the first quarter 2006 from $12 million for the first quarter 2005. Total revenues of $846 million for the first quarter increased 15.6% from the first quarter 2005. Free cash flow for the first quarter was $47 million after total capital expenditures of $264 million.

The company raised its full year 2006 outlook for diluted earnings per share to $2.17 to $2.27 from the previous range of $2.13 to $2.23. The company also expects to generate $4.0 billion in total revenues in 2006, and approximately $175 million of free cash flow after total capital expenditures of approximately $900 million.

First Quarter 2006 Financial Highlights

For the first quarter 2006 compared with last year’s first quarter:

•	Total revenues increased 15.6% to $846 million.

•	Same-store rental revenues increased 13.5%.

•	Rental rates increased 6.5%.

•	Contractor supplies sales increased 37.5% to $88 million.

•	Dollar utilization was 58.6%, an increase of 5.0 percentage points.

•	Return on invested capital improved 2.2 percentage points to 12.8%.

Purchases of rental equipment were $243 million for the first quarter 2006 compared with $152 million for the same period last year. The size of the rental fleet, as measured by the original equipment cost, was $4.0 billion and the age of the rental fleet was 40 months at March 31, 2006, compared with $3.9 billion and 40 months at year-end 2005, and $3.7 billion and 40 months at March 31, 2005.

Cash flow from operations was $226 million for the first quarter 2006 compared with $125 million for the same period last year. The increase in cash flow from operations was largely the result of working capital items. After total rental and non-rental capital expenditures of $264 million compared with $165 million in the first quarter 2005, free cash flow for the first quarter 2006 was $47 million compared with free cash flow of $44 million for the same period last year.

The company's total cash balance was $331 million at March 31, 2006, an increase of $15 million from December 31, 2005.

CEO Comments

Wayland Hicks, chief executive officer, said, “Improved rental rates and higher time utilization on a larger rental fleet, together with excellent contractor supplies growth, helped us continue our strong performance this quarter. We achieved record first quarter dollar utilization of 58.6%.

Rentals ·Sales ·Service ·Supplies

“Same-store rental revenues were up 13.5%, reflecting growth across all three segments of our business. Our total revenue growth of 15.6% outpaced growth in our primary end market, private non-residential construction, where spending increased 10.6% in the first quarter according to Department of Commerce data.

“We are continuing to make significant strategic investments to take advantage of the growth opportunities in our market. We remain focused on driving revenue growth, improving our margins and increasing our return on capital.

Hicks also said, “For the full year 2006, as a result of our continuing strong performance, we are raising our outlook for diluted earnings per share to a range of $2.17 to $2.27 on total revenues of $4.0 billion.”

Return on Invested Capital (ROIC)

Return on invested capital was 12.8% for the twelve months ended March 31, 2006, an improvement of 2.2 percentage points from 2005. The company’s ROIC metric uses operating income for the trailing twelve months divided by the averages of shareholders’ equity, debt and deferred taxes, net of average cash. The company initiated reporting of ROIC with its results for 2005 to provide information on the company’s efficiency and effectiveness in deploying its capital and generating shareholder value.

Segment Performance

The company’s financial reporting segments are general rentals; trench safety, pump and power; and traffic control.

General Rentals

The general rentals segment includes rental of construction, aerial, industrial and homeowner equipment as well as related services and activities.

First quarter 2006 revenues for general rentals were $750 million, an increase of 14.7% compared with $654 million for the first quarter 2005. Rental rates for the quarter increased 6.6% and same-store rental revenues increased 13.4% from the same period last year.

Operating income for general rentals was $82 million for the first quarter, an increase of 15.5% compared with $71 million for the same period last year.

General rentals segment revenues represented 89% of total revenues for the first quarter 2006.

Trench Safety, Pump and Power

The trench safety, pump and power segment includes rental of steel trench shields and shoring, pumps, temporary power and climate control equipment, as well as related services and activities.

First quarter 2006 revenues for trench safety, pump and power were $49 million, an increase of 44.1% compared with $34 million for the first quarter 2005. The acquisition of Sandvick Equipment and Supply Company in December 2005 contributed $6 million to first quarter 2006 revenue growth. Rental rates for the quarter increased 3.7% and same-store rental revenues increased 19.0% from the same period last year.

Operating income for trench safety, pump and power was $13 million for the first quarter, an increase of $7 million compared with $6 million for the same period last year.

Trench safety, pump and power segment revenues represented 6% of total revenues for the first quarter 2006.

Traffic Control

The traffic control segment includes rental of equipment used for traffic management as well as related services and activities.

First quarter 2006 revenues for traffic control were $47 million, an increase of 6.8% compared with $44 million for the first quarter 2005. Same-store rental revenues for the first quarter increased 12.0% from the same period last year.

The operating loss for traffic control was $7 million for the first quarter, an improvement of $4 million compared with an operating loss of $11 million for the same period last year.

Traffic control segment revenues represented 5% of total revenues for the first quarter 2006.

Update on the SEC Inquiry

The previously announced SEC inquiry of the company is ongoing and the company is continuing to cooperate fully with the SEC. As previously stated, this inquiry appears to relate to a broad range of the company's accounting practices and is not confined to a specific period.

Conference Call

United Rentals will hold a conference call tomorrow, Wednesday, May 10th, at 11 a.m. Eastern Time. The conference will be available live by audio webcast at unitedrentals.com, where it will be archived.

About United Rentals

United Rentals, Inc. is the largest equipment rental company in the world, with an integrated network of more than 750 rental locations in 48 states, 10 Canadian provinces and Mexico. The company’s 13,500 employees serve construction and industrial customers, utilities, municipalities, homeowners and others. The company offers for rent over 20,000 classes of rental equipment with a total original cost of $4.0 billion. United Rentals is a member of the Standard & Poor’s MidCap 400 Index and the Russell 2000 Index® and is headquartered in Greenwich, Conn. Additional information about United Rentals is available at unitedrentals.com.

Certain statements contained in this press release are forward-looking in nature. These statements can be identified by the use of forward-looking terminology such as "believes," "expects," "plans," "intends," "projects," "forecasts," "may," "will," "should," "on track" or "anticipates" or the negative thereof or comparable terminology, or by discussions of strategy or outlook. The company's business and operations are subject to a variety of risks and uncertainties and, consequently, actual results may differ materially from those projected by any forward-looking statements. Factors that could cause actual results to differ from those projected include, but are not limited to, the following: (1) unfavorable economic and industry conditions can reduce demand and prices for the company's products and services, (2) governmental funding for highway and other construction projects may not reach expected levels, (3) the company may not have access to capital that it may require, (4) any companies that United Rentals acquires could have undiscovered liabilities and may be difficult to integrate, (5) rates may increase less than anticipated or costs may increase more than anticipated, (6) the SEC inquiry is ongoing and there can be no assurance that the outcome of the SEC inquiry will not require additional changes in the company’s accounting policies and practices, restatements of financial statements, revisions of results or guidance, and/or otherwise be adverse to the company, and (7) the company may incur additional significant expenses in connection with the SEC inquiry of the company, the related internal review or the class action lawsuits and derivative actions that were filed in light of the SEC inquiry. Certain of these risks and uncertainties, as well as others, are discussed in greater detail in the company's filings with the SEC. The company makes no commitment to revise or update any forward-looking statements in order to reflect events or circumstances after the date any such statement is made.

###

Contact:
Chuck Wessendorf
VP, Investor Relations and
Corporate Communications
United Rentals, Inc.
(203) 618-7318
cwessendorf@ur.com

UNITED RENTALS, INC
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED)
(In millions, except per share data)

	Three Months Ended
	March 31,
	2006	2005	% Growth

Revenues:
Equipment rentals	$591	$514	15.0%
Sales of rental equipment	78	80	(2.5%)
New equipment sales	52	41	26.8%
Contractor supplies sales	88	64	37.5%
Service and other revenues	37	33	12.1%

Total revenues	846	732	15.6%

Cost of revenues:
Cost of equipment rentals, excluding depreciation	306	281	8.9%
Depreciation of rental equipment	96	94	2.1%
Cost of rental equipment sales	54	57	(5.3%)
Cost of new equipment sales	43	34	26.5%
Cost of contractor supplies sales	71	48	47.9%
Cost of service and other revenue	19	16	18.8%

Total cost of revenues	589	530	11.1%

Gross profit	257	202	27.2%

Selling, general and administrative expenses	153	122	25.4%
Non-rental depreciation and amortization	16	14	14.3%

Operating income	88	66	33.3%
Interest expense, net	50	43	16.3%
Interest expense-subordinated convertible debentures	4	4	-
Other expense, net	1	-	*

Income before provision for income taxes	33	19	73.7%

Provision for income taxes	13	7	85.7%

Net income	$20	$12	66.7%

Diluted earnings per share	$0.19	$0.11	72.7%

*Not meaningful

UNITED RENTALS, INC
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(In millions)

	March 31,		December 31,
	2006	2005	2005
ASSETS
Cash and cash equivalents	$331	$342	$316
Accounts receivable, net	494	443	572
Inventory	211	149	174
Prepaid expenses and other assets	143	116	154
Rental equipment, net	2,369	2,123	2,252
Property and equipment, net	453	400	445
Goodwill	1,328	1,292	1,328
Other intangible assets, net	32	36	33

Total Assets	$5,361	$4,901	$5,274

LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities
Accounts payable	318	256	211
Accrued expenses and other liabilities	390	302	420
Debt	2,906	2,921	2,930
Subordinated convertible debentures	222	222	222
Deferred taxes	274	158	262

Total Liabilities	$4,110	$3,859	$4,045

Stockholders' equity
Common stock	1	1	1
Additional paid-in capital	1,333	1,350	1,345
Deferred compensation	-	(18)	(12)
Accumulated deficit	(135)	(330)	(155)
Accumulated other comprehensive income	52	39	50

Total Stockholders' Equity	$1,251	$1,042	$1,229

Total Liabilities and Stockholder's Equity	$5,361	$4,901	$5,274

UNITED RENTALS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(In millions)

	Three Months Ended
	March 31,
	2006	2005
Cash Flows From Operating Activities:
Net income	$20	$12
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization	115	110
Gain on sales of rental equipment	(24)	(23)
Gain on sales of non-rental equipment	(2)	(1)
Non-cash adjustments to equipment	-	4
Amortization of deferred compensation	1	1
Deferred taxes	12	6
Changes in operating assets and liabilities:
Accounts receivable	80	47
Inventory	(38)	(31)
Prepaid expenses and other assets	10	4
Accounts payable	106	39
Accrued expenses and other liabilities	(54)	(43)

Net cash provided by operating activities	226	125

Cash Flows From Investing Activities:
Purchases of rental equipment	(243)	(152)
Purchases of property and equipment	(21)	(13)
Proceeds from sales of rental equipment	78	80
Proceeds from sales of non-rental equipment	7	4
Purchases of other companies	(23)	-

Net cash used in investing activities	(202)	(81)

Cash Flows From Financing Activities:
Payments of debt	(8)	(6)
Proceeds from the exercise of common stock options	-	1
Net cash used in financing activities	(8)	(5)
Effect of foreign exchange rates	(1)	-
Net increase in cash and cash equivalents	15	39
Cash and cash equivalents at beginning of period	316	303

Cash and cash equivalents at end of period	$331	$342

UNITED RENTALS, INC.
SEGMENT PERFORMANCE
(In millions)

	Three Months Ended
	March 31,
	2006	2005	% Growth
Total revenues
General rentals	$750	$654	14.7%
Trench safety, pump and power	49	34	44.1%
Traffic control	47	44	6.8%
Total revenues	846	732	15.6%

Operating income
General rentals	82	71	15.5%
Trench safety, pump and power	13	6	116.7%
Traffic control	(7)	(11)	*
Total operating income	$88	$66	33.3%

*Not meaningful

DILUTED EARNINGS PER SHARE CALCULATION
(In millions, except per share data)

	Three Months Ended
	March 31,
	2006	2005	% Growth

Net income	$20	$12	66.7%
Convertible debt interest	1	1	-
Income available to common stockholders	$21	$13	61.5%

Weighted average common shares	77.3	77.9	(0.8%)
Series C and D preferred shares	17.0	17.0	-
Convertible shares	6.5	5.6	16.1%
Stock options, warrants, restricted stock and phantom shares	7.1	4.2	69.0%
Total weighted average diluted shares	107.9	104.7	3.1%

Diluted earnings per share	$0.19	$0.11	72.7%

UNITED RENTALS, INC.
FREE CASH FLOW GAAP RECONCILIATION
(In millions)

We define "free cash flow" as (i) net cash provided by operating activities less (ii) purchases of rental equipment and purchases of property and equipment plus (iii) proceeds from sales of rental and non-rental equipment. Management believes free cash flow provides useful additional information concerning cash flow available to meet future debt service obligations and working capital requirements. However, free cash flow is not a measure of financial performance or liquidity under Generally Accepted Accounting Principles ("GAAP"). Accordingly, free cash flow should not be considered an alternative to net income or cash flow from operating activities as indicators of operating performance or liquidity. Information reconciling forward-looking free cash flow expectations to a GAAP financial measure is unavailable to the company without unreasonable effort. The table below provides a reconciliation between net cash provided by operating activities and free cash flow.

	Three Months Ended
	March 31,
	2006	2005

Net cash provided by operating activities	$226	$125
Purchases of rental equipment	(243)	(152)
Purchases of property and equipment	(21)	(13)
Proceeds from sales of rental equipment	78	80
Proceeds from sales of non-rental equipment	7	4

Free Cash Flow	$47	$44